Exhibit 35.1

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HOME LOAN
 SERVICES

GS Mortgage Securities Corp.
Attn: Principal Finance Group/Christopher M. Gething
85 Broad Street
New York, NY 10004

GS Mortgage Securities Corp.
Attn: Asset Management Group/Senior Asset Manager
85 Broad Street
New York, NY 10004

Deutsche Bank National Trust Company as Trustee
Attention: Corporate Trust
1761 East St. Andrews Place
Santa Ana, CA 92705-4934

Re: FFMLT Trust 2006-FF13 (the "Trust") Mortgage Pass-Through Certificates, Series 2006-FF13, issued pursuant to section 3.22 of the Pooling and Servicing Agreement, dated as of September 1, 2006 (the "Pooling and Servicing Agreement"), among GS Mortgage Securities Corp., as depositor (the "Depositor"), Home Loan Services, Inc. f/k/a National City Home Loan Services, Inc., as servicer ("HLS"), and Deutsche Bank National Trust Company, as trustee (the "Trustee")

The undersigned Officer certifies the following for the year 2006 ending on December 31, 2006:

      (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision, and

      (ii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year.

Certified by:

Home Loan Services, Inc., f/k/a National City Home Loan Services, Inc.

/s/ Steven A. Baranet
---------------------
Steven A. Baranet
Vice President
March 1, 2007

Loan Services
P.O. Box 1838
Pittsburgh, PA 15230-1838

[LOGO] Merrill Lynch
Home Loan Services is a subsidiary
of Merrill Lynch Bank and Trust Co., FSB

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